Exhibit 99.1
Executing on mission to create and unlock value for Liberty shareholders
Denver, Colorado: August 1, 2025 - Liberty Global Ltd. announces its Q2 2025 financial results.

CEO Mike Fries stated, “In the second quarter, we continued to execute across our strategic pillars – Liberty Growth, Liberty Telecom and Liberty Services & Corporate, with an unwavering focus on creating and delivering value to shareholders. We are encouraged to see our strategy to unlock value succeeding, with Sunrise continuing to trade higher post-spin, particularly when factoring in its inaugural dividend payment which was paid in May.

•Our Liberty Telecom operations remain focused on improving commercial momentum against the continued backdrop of intense competition. At VodafoneZiggo, we saw early signs of improving fixed-line performance under its new strategic plan. Telenet delivered another solid quarter, with positive broadband growth and a return to mobile postpaid additions. VMO2 is nearing the completion of its acquisition of the B2B business Daisy, bolstering our growth ambitions in this segment, whilst continuing to deliver Adj. EBITDA3 growth in Q2.

•Strategically we continue to invest in our network positions with VMO2 set to benefit significantly over time through the acquisition of spectrum from Vodafone/3, which will take our total spectrum share to ~30% in the UK. Ireland remains on track with its accelerated FTTH upgrade program, including the addition of a new wholesale customer during the quarter. Wyre and Proximus have strongly progressed to reach an agreement in principle regarding the fixed network sharing initiative and anticipate the start of a market test in September.

•Our Liberty Growth portfolio FMV increased to $3.4 billion1 during the quarter, with the top six investments2 now comprising over 80% of the overall portfolio's value. Formula E hosted its flagship race quarter, including stops in Monaco, Miami and Tokyo, with cumulative viewership for season 11 now expected to surpass 500 million. Lastly, we exited our Vodafone collar position and continue to target $500-750m of non-core asset disposals this year.

•Our Liberty Services platforms in Finance and Tech continue making progress, with new client wins at Liberty Blume, our financial services business, during the second quarter.

•Finally, following the successful spin-off of Sunrise in November 2024, we are currently working on opportunities to separate our remaining core operating units and/or assets to unlock the conglomerate discount in our stock. The unique structure of our balance sheet and holdings provides us with the flexibility to pursue additional spin-offs, tracking stocks, IPOs and other transactions, in multiple combinations. The specific timing of these transactions is to be determined, but we are targeting completion of one or more in the next 12 to 24 months. It’s also important to note that none of these potential transactions are dependent on M&A in any of our existing markets.

We are reconfirming all guidance metrics for our Liberty Telecom operations while raising Telenet's Adj. EBITDAaL outlook4. In addition, we now expect an improved outlook for Liberty Services & Corporate Adj. EBITDA of negative ~$175m for 20254, driven by cost optimization initiatives."

Key Summary of Operating and Financial Highlights5,6

	Three months ended June 30,		Increase/(decrease)		Six months ended June 30,		Increase/(decrease)
	2025	2024	Reported %	Rebased %	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Revenue
Telenet	$801.0	$755.1	6.1	0.6	$1,560.7	$1,517.7	2.8	1.7
VM Ireland	122.8	120.0	2.3	(3.0)	238.6	243.0	(1.8)	(2.9)
Consolidated Liberty Telecom	923.8	875.1	5.6		1,799.3	1,760.7	2.2
Liberty Growth	137.3	14.2	866.9	36.6	233.9	28.5	720.7	(4.2)
Liberty Services & Corporate	246.1	241.4	1.9	(7.1)	480.6	496.9	(3.3)	(9.2)
Consolidated intercompany eliminations	(38.1)	(72.8)	N.M.	N.M.	(73.5)	(136.9)	N.M.	N.M.
Total consolidated	$1,269.1	$1,057.9	20.0	1.8	$2,440.3	$2,149.2	13.5	(1.8)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$3,373.5	$3,375.4	(0.1)	(5.5)	$6,499.8	$6,658.2	(2.4)	(4.9)
VodafoneZiggo JV	$1,123.3	$1,091.6	2.9	(2.4)	$2,175.3	$2,205.6	(1.4)	(2.5)

Earnings (loss) from continuing operations
Liberty Global Consolidated	$(2,773.8)	$324.1	(955.8)		$(4,097.1)	$958.6	(527.4)
Liberty Growth	$(25.8)	$(3.1)	(732.3)		$(39.1)	$(7.8)	(401.3)
Liberty Services & Corporate	$(2,711.1)	$434.5	(724.0)		$(4,117.3)	$1,151.5	(457.6)

Adjusted EBITDA
Telenet	$337.9	$311.9	8.3	2.8	$639.5	$620.3	3.1	1.8
VM Ireland	41.4	45.7	(9.4)	(14.1)	78.6	85.7	(8.3)	(9.5)
Consolidated Liberty Telecom	379.3	357.6	6.1		718.1	706.0	1.7
Liberty Growth	(8.5)	1.0	(950.0)	68.3	(0.1)	0.6	(116.7)	94.4
Liberty Services & Corporate	(25.5)	(25.9)	1.5	(12.6)	(38.1)	(56.2)	32.2	16.0
Consolidated intercompany eliminations	(10.0)	(35.1)	N.M.	N.M.	(20.0)	(69.8)	N.M.	N.M.
Total consolidated	$335.3	$297.6	12.7	5.8	$659.9	$580.6	13.7	3.9

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$1,172.3	$1,132.4	3.5	(2.1)	$2,245.7	$2,206.0	1.8	(0.8)
VodafoneZiggo JV	$496.7	$518.7	(4.2)	(9.1)	$959.8	$1,037.7	(7.5)	(8.6)

	Subscriber Variance Table — June 30, 2025 vs. March 31, 2025
	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers

Organic Change Summary

Consolidated Reportable Segments:
Telenet	(8,200)	900	(30,300)	1,300
VM Ireland	(5,000)	(3,900)	(15,200)	2,200
Total Consolidated Reportable Segments	(13,200)	(3,000)	(45,500)	3,500

Nonconsolidated Reportable Segments:
VMO2 JV	(51,300)	(51,400)	(280,000)	(73,600)
VodafoneZiggo JV	(35,700)	(27,500)	(113,900)	(8,400)

Virgin Media O2 continues growth in Adjusted EBITDA3 and executing on network upgrade plans
VMO2 maintained Adj. EBITDA growth during the second quarter supported by a stable core revenue performance and cost efficiencies. Commercially, the UK market remains very competitive, impacting volumes across both broadband and mobile postpaid. Nonetheless, we executed on price adjustments during the quarter and remain focused on improving commercial momentum and retention through a range of initiatives. VMO2 remains on track to deliver 2025 guidance for growth across core revenues and Adj. EBITDA.
Highlights for Q2
•Advancing commercial initiatives: Customer service transformation has more than halved Virgin Media complaints year-over-year; proposition enhancements include data rollover on O2 premium plans and multi-SIM capability for the converged Volt proposition
•Combined full fiber footprint: Over 7 million7 fiber premises, executing fixed network upgrade and rollout on behalf of nexfibre
•Spectrum Acquisition: VMO2 to acquire 78.8 MHz of spectrum for an investment of £343 million, bringing total mobile spectrum share to approximately 30%. Spectrum transfer is expected to begin in H2 2025, with 2025 investment funded by the minority stake sale of Cornerstone in 2024
Q2 Financial Highlights (in U.S. GAAP, as reported by Liberty Global)8
•Revenue of $3,373.5 million, -0.1% YoY on a reported basis and -5.5% YoY on a rebased9 basis
◦Primarily driven by the net effect of (i) lower B2B fixed revenue as a result of lower rental revenues and (ii) lower construction revenue from nexfibre, with each revenue category as defined and reported by the VMO2 JV
•Adjusted EBITDA10 of $1,172.3 million, +3.5% YoY on a reported basis and -2.1% on a rebased basis
◦Primarily driven by a decrease in the nexfibre construction impact to Adjusted EBITDA, partially offset by cost efficiencies
•Property and equipment additions of $672.9 million, 14.8% YoY on a reported basis and 8.7% on a rebased basis
•Adjusted EBITDA less P&E additions10 of $499.4 million, -8.6% YoY on a reported basis and -13.6% on a rebased basis
•Cash flows from operating activities of $972.4 million, cash flows from investing activities of -$289.0 million and cash flows from financing activities of -$473.9 million
Q2 Financial Highlights (in IFRS, as guided to and aligned with bondholder covenants)11
•Revenue of £2,526.8 million, -5.5% YoY on a reported and rebased basis
•Revenue excluding handsets and the impact of nexfibre construction of £2,175.0 million, -0.4% YoY on a reported and rebased basis
•Adjusted EBITDA of £984.2 million, -0.4% YoY on a reported and rebased basis

◦Q2 2025 included the benefit of £105.8 million of U.S. GAAP/IFRS differences, primarily related to (i) the VMO2 JV's investment in CTIL and (ii) leases
•Adjusted EBITDA excluding the impact of nexfibre construction of £985.9 million, +1.1% YoY on a reported and rebased basis
•The drivers of these IFRS changes are largely consistent with those under U.S. GAAP as detailed above
Q2 Operating Highlights
•Broadband net losses of 51,400, driven by continued intense market competition and elevated churn
•Postpaid net losses of 73,600, primarily driven by competitive pressure from MVNOs and a weak handset market
•Fixed ARPU was stable in Q2, supported by price adjustments
2025 VMO2 guidance (in IFRS)(i)
•We are confirming12:
◦Growth in revenue excluding handsets and the impact of nexfibre construction
◦Growth in Adjusted EBITDA excluding the impact of nexfibre construction
◦P&E additions of £2.0 to £2.2 billion
◦Adjusted FCF and cash distributions to shareholders both in the range of £350 to £400 million

(i) Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for Adjusted EBITDA, Adjusted EBITDAaL and Adjusted FCF guidance for Liberty Global and each of its OpCos cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including: the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss from continuing operations, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

VodafoneZiggo executing on new strategic plan with signs of commercial improvement
VodafoneZiggo's second quarter results saw the anticipated impact of the new strategic plan including new front book tariffs implemented during the first quarter. Encouragingly, as the second quarter progressed, we saw growing commercial momentum in fixed broadband as churn improved. For the remainder of the year, we are committed to further commercial initiatives and the implementation of a new agile operating model. We remain on track to deliver guidance for 2025 as revised at Q1.
Highlights for Q2
•Improving commercial performance: Improved broadband trend through the second quarter following the implementation of new front book pricing and proactive customer migrations to those tariffs from March; successful start to Ziggo brand repositioning with new marketing campaigns, including WiFi Guarantee
•Fixed network expansion: Announced fiber wholesale deal with Delta Fiber, expanding reach to 600k homes in off-net areas; commercial launch expected in 2026
•Operating efficiency: New operating model implemented July 1, creating a leaner and more agile operating structure
Q2 Financial Highlights (in U.S. GAAP)
•Revenue of $1,123.3 million, +2.9% YoY on a reported basis and -2.4% on a rebased basis
◦Primarily driven by (i) a decline in the consumer fixed base, (ii) front book repricing impact and (iii) lower B2B mobile revenue, partially offset by (a) growth in B2B fixed and (b) growth in Ziggo Sport Totaal revenue
•Adjusted EBITDA of $496.7 million, -4.2% YoY on a reported basis and -9.1% on a rebased basis
◦Primarily driven by (i) the aforementioned decrease in revenue, (ii) higher programming costs related to the UEFA broadcast, and (iii) higher marketing costs, partially offset by cost control measures
•Cash flows from operating activities of $251.7 million, cash flows from investing activities of -$118.8 million and cash flows from financing activities of -$134.5 million
Q2 Financial Highlights (in U.S. GAAP) in local currency
•Revenue of €989.9 million, -2.4% YoY on both a reported and rebased basis
•Adjusted EBITDA of €438.0 million, -9.1% YoY on both a reported and rebased basis
Q2 Operating Highlights
•Broadband net losses of 27,500 improved sequentially and as the quarter progressed, reflecting improvements in churn following the new front book and proactive customer migrations
•Postpaid net losses of 8,400, driven by low-margin B2B port outs, as Consumer remained positive
•Fixed ARPU increased 0.9% YoY, as the benefit of the prior year's price adjustment was impacted by the proactive right-pricing of the new front book
•Successful WiFi Guarantee campaign launched in May and ongoing CPE swaps

2025 VodafoneZiggo guidance (in U.S. GAAP)
•We are confirming:
◦Low-single digit decline in revenue growth
◦Mid- to high-single digit decline in Adjusted EBITDA growth
◦P&E additions to sales: 20-22%
◦Adjusted FCF of €200-€250 million13
◦Cash distributions to shareholders of €200-€250 million

Telenet delivered growth in broadband and postpaid during the second quarter resulting in an improved outlook for the year
Telenet continued to deliver strong results during the second quarter, supported by the earlier annual price adjustment and improved commercial momentum in broadband and postpaid. Strategically, expansion in the South of Belgium continues to gain momentum, with BASE also compensating for the heightened competitive environment in mobile. Following the strong overall first half performance, Telenet now expects a 'low-single digit decline' in Adj. EBITDAaL4, at the top-end of the previous outlook range, notwithstanding the upcoming tough Q3 comparator as previously highlighted.
Highlights for Q2
•Broadband and postpaid growth: Despite the competitive environment, Telenet delivered growth in the subscriber base, with BASE continuing its solid growth since launch last year
•Price adjustment: Implemented price adjustment from April of ~3% across the Telenet brand, benefiting the quarter from earlier implementation as compared to the prior year
•FTTH sharing: Proximus, Fiberklaar, Telenet and Wyre have strongly progressed to reach an agreement in principle on the terms of a future collaboration to accelerate the deployment of fiber networks across Flanders. Parties are working closely with the BCA and BIPT and anticipate the start of a market test in September
Q2 Financial Highlights (in U.S. GAAP, as consolidated by Liberty Global)
•Revenue of $801.0 million, +6.1% YoY on a reported basis and +0.6% on a rebased basis
◦Primarily driven by (i) higher fixed revenue supported by the April price rise and (ii) higher programming revenue, partially offset by (a) lower interconnect revenue and (b) lower handset sales
•Adjusted EBITDA of $337.9 million, +8.3% YoY on a reported basis and +2.8% on a rebased basis
•Adjusted EBITDAaL of $337.7 million, +8.3% YoY on a reported basis and +2.8% on a rebased basis
◦Primarily driven by (i) the increase in revenue, (ii) lower labor costs and (iii) lower sales and marketing costs, partially offset by (a) higher IT costs and (b) higher costs related to professional services and outsourced labor
•Property and equipment additions of $269.3 million, +33.8% YoY on a reported basis and +27.2% on a rebased basis
•Adjusted EBITDA less P&E Additions of $68.6 million, -38.0% YoY on a reported basis and -41.3% on a rebased basis
•Cash flows from operating activities of $290.0 million, cash flows from investing activities of -$262.4 million and cash flows from financing activities of -$40.9 million
Q2 Financial Highlights (in IFRS, as guided to and aligned with bondholder covenants)11
•Revenue of €705.9 million, +0.6% YoY on both a reported and rebased basis
•Adjusted EBITDA of €341.5 million, +3.6% YoY on both a reported and rebased basis

◦Q2 2025 included the benefit of €43.7 million of U.S. GAAP/IFRS differences, primarily related to (i) sports and film broadcasting rights and (ii) leases
•Adjusted EBITDAaL of €322.1 million, +4.0% YoY on both a reported and rebased basis
•The drivers of these IFRS changes are largely consistent with those under U.S. GAAP as detailed above
Q2 Operating Highlights
•Broadband returned to modest growth, with net adds of 900, supported by reduced churn and continued expansion of BASE FMC in the South
•Postpaid mobile also returned to growth, with net adds of 1,300 as BASE mitigated the impact of heightened competition in the Belgian market
•Fixed ARPU grew by 3.1% YoY, supported by the price adjustment of ~3% from April on the Telenet brand, which took effect earlier than in the prior year
2025 Telenet guidance (in IFRS)4
•We are confirming:
◦Broadly stable revenue (FY 2024: €2,851.4 million)
◦P&E Additions as a percentage of revenue of around 38%
◦Adjusted FCF between -€180.0 and -€150.0 million
•We are updating:
◦Low-single digit decline in Adjusted EBITDAaL (updated from low- to mid-single digit decline) (FY 2024: €1,279.9 million)

Virgin Media Ireland continues to expand full fiber network and wholesale customer base
Virgin Media Ireland's second quarter results were impacted by intense competition in the market which drove a decline in revenue and Adj. EBITDA. While the competitive landscape remains challenging, Virgin Media Ireland continues to make progress against its strategic targets, which include rolling out FTTH, increasing wholesale penetration and driving commercial momentum in mobile.
Highlights for Q2
•Network upgrade: Fiber rollout continuing at pace, with over 550,000 premises upgraded to full fiber at the end of Q2; 80% targeted by end of 2025 and remain on track to complete program in 2026
•Speed leadership: Launched Ireland's first 5 gigabit fiber broadband service
•Wholesale: Announced a wholesale access deal with Digiweb in June and continued to grow the wholesale customer base
Q2 Financial Highlights (in U.S. GAAP)
•Revenue of $122.8 million, +2.3% YoY on a reported basis and -3.0% on a rebased basis
◦Primarily driven by lower fixed and mobile revenue resulting from the intense competitive environment, partially offset by continued strong growth in B2B wholesale revenue
•Adjusted EBITDA of $41.4 million, -9.4% YoY on a reported basis and -14.1% on a rebased basis
◦Primarily due to the aforementioned revenue decline and the impact of lower wholebuy and content costs in Q2 2024
•Cash flows from operating activities of $46.3 million, cash flows from investing activities of -$61.3 million, and cash flows from financing activities of $14.8 million
Q2 Financial Highlights (in U.S. GAAP) in local currency
•Revenue of €108.2 million, -3.0% YoY on both a reported and rebased basis
•Adjusted EBITDA of €36.5 million, -14.1% YoY on both a reported and rebased basis
Q2 Operating Highlights
•Broadband net losses of 3,900 were impacted by continued competitive intensity in the market
•Postpaid net adds of 2,200 continued to improve both sequentially and YoY, primarily due to launch of new mobile offer during the quarter
•Over 1.5 million addressable homes, including off-net footprint
•Over 13% of the broadband base now on fiber

Consolidated Leverage & Liquidity
•Total principal amount of debt and finance leases: $9.9 billion
•Average debt tenor14: 3.3 years, with ~34% not due until 2029 or thereafter
•Borrowing costs: Blended, fully-swapped cost of debt was 3.7%

The following table(i) details the U.S. dollar equivalents of our liquidity15 position at June 30, 2025, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$598.7	$82.8	$—	$681.5
Telenet	1,204.0	—	758.7	1,962.7
VM Ireland	13.8	—	117.6	131.4
Total	$1,816.5	$82.8	$876.3	$2,775.6
_______________
(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents our SMA in a leveraged structured note issued by a third-party investment bank.
(iii)Our aggregate unused borrowing capacity of $0.9 billion16 represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

The following table(i) details the June 30, 2025 U.S. dollar equivalents of the (i) outstanding principal amounts of our debt and finance lease obligations, (ii) expected principal-related derivative cash payments or receipts and (iii) swapped principal amounts of our debt and finance lease obligations:

		Finance	Total Debt	Principal Related	Swapped Debt
		Lease	& Finance Lease	Derivative	& Finance Lease
	Debt	Obligations	Obligations	Cash Payments	Obligations
	in millions

Telenet	$7,377.6	$2.4	$7,380.0	$144.8	$7,524.8
VM Ireland	1,058.6	—	1,058.6	—	1,058.6
Other(ii)	1,380.5	32.5	1,413.0	—	1,413.0
Total	$9,816.7	$34.9	$9,851.6	$144.8	$9,996.4
_______________
(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amount includes a loan of $1,379.9 million backed by the shares we hold in Vodafone Group plc. In July 2025, we fully settled the loan using the value of the Vodafone shares and the Vodafone Collar.

Liberty Global Consolidated Q2 Cash Flows

	Three months ended June 30,		Increase/(decrease)	Six months ended June 30,		Increase/(decrease)
	2025	2024	Reported %	2025	2024	Reported %
	$ in millions, except % amounts

Liberty Global Consolidated Cash Flows:
Cash provided by operating activities of continuing operations	149.2	253.7	(41.2%)	278.4	345.0	(19.3%)
Cash provided (used) by investing activities of continuing operations	(299.4)	631.7	(147.4%)	(246.9)	567.8	(143.5%)
Cash used by financing activities of continuing operations	(124.8)	(199.0)	37.3%	(191.0)	(439.7)	56.6%

Adjusted FCF from continuing operations	(201.2)	60.6	(432.0%)	(342.4)	(91.2)	(275.4%)
Distributable Cash Flow from continuing operations	(201.2)	60.6	(432.0%)	(342.4)	(91.2)	(275.4%)

Financial Highlights (in U.S. GAAP)5,6
The following tables present (i) selected financial information for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Adjusted EBITDA and Adjusted EBITDA less P&E Additions for Consolidated Continuing Operations, Liberty Growth and Liberty Services & Corporate are non-GAAP measures. For reconciliations, additional information on how these measures are defined and why we believe they are meaningful, see the Glossary and Reconciliations sections of the Appendix.

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
Revenue	2025	2024	Reported %	Rebased %	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Telenet	$801.0	$755.1	6.1	0.6	$1,560.7	$1,517.7	2.8	1.7
VM Ireland	122.8	120.0	2.3	(3.0)	238.6	243.0	(1.8)	(2.9)
Consolidated Liberty Telecom	923.8	875.1	5.6		1,799.3	1,760.7	2.2
Liberty Growth	137.3	14.2	866.9	36.6	233.9	28.5	720.7	(4.2)
Liberty Services & Corporate	246.1	241.4	1.9	(7.1)	480.6	496.9	(3.3)	(9.2)
Consolidated intercompany eliminations	(38.1)	(72.8)	N.M.	N.M.	(73.5)	(136.9)	N.M.	N.M.
Total consolidated	$1,269.1	$1,057.9	20.0	1.8	$2,440.3	$2,149.2	13.5	(1.8)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$3,373.5	$3,375.4	(0.1)	(5.5)	$6,499.8	$6,658.2	(2.4)	(4.9)
VodafoneZiggo JV	$1,123.3	$1,091.6	2.9	(2.4)	$2,175.3	$2,205.6	(1.4)	(2.5)
_______________

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
Adjusted EBITDA	2025	2024	Reported %	Rebased %	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Telenet	$337.9	$311.9	8.3	2.8	$639.5	$620.3	3.1	1.8
VM Ireland	41.4	45.7	(9.4)	(14.1)	78.6	85.7	(8.3)	(9.5)
Consolidated Liberty Telecom	379.3	357.6	6.1		718.1	706.0	1.7
Liberty Growth	(8.5)	1.0	(950.0)	68.3	(0.1)	0.6	(116.7)	94.4
Liberty Services & Corporate	(25.5)	(25.9)	1.5	(12.6)	(38.1)	(56.2)	32.2	16.0
Consolidated intercompany eliminations	(10.0)	(35.1)	N.M.	N.M.	(20.0)	(69.8)	N.M.	N.M.
Total consolidated	$335.3	$297.6	12.7	5.8	$659.9	$580.6	13.7	3.9

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$1,172.3	$1,132.4	3.5	(2.1)	$2,245.7	$2,206.0	1.8	(0.8)
VodafoneZiggo JV	$496.7	$518.7	(4.2)	(9.1)	$959.8	$1,037.7	(7.5)	(8.6)
_______________

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	June 30,				June 30,
	2025	2024	Reported %	Rebased %	2025	2024	Reported %	Rebased %
	in millions, except % amounts

Telenet	$68.6	$110.7	(38.0)	(41.3)	$123.5	$235.4	(47.5)	(48.0)
VM Ireland	(14.0)	4.1	(441.5)	(423.7)	(19.7)	4.7	(519.1)	(509.3)
Consolidated Liberty Telecom	54.6	114.8	(52.4)		103.8	240.1	(56.8)
Liberty Growth	(15.9)	(0.7)	N.M.	59.1	(9.3)	(2.6)	(257.7)	72.2
Liberty Services & Corporate	(28.6)	(31.2)	8.3	(2.7)	(45.4)	(67.4)	32.6	19.6
Consolidated intercompany eliminations	—	(25.7)	N.M.	N.M.	—	(50.9)	N.M.	N.M.
Total consolidated	$10.1	$57.2	(82.3)	(81.4)	$49.1	$119.2	(58.8)	(67.4)

Nonconsolidated 50% owned Liberty Telecom:
VMO2 JV	$499.4	$546.4	(8.6)	(13.6)	$978.6	$934.2	4.8	2.1
VodafoneZiggo JV	$268.5	$263.8	1.8	(3.4)	$524.7	$538.1	(2.5)	(3.6)
_______________

N.M. - Not Meaningful

	Operating Data — June 30, 2025
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Consolidated Reportable Segments:
Telenet	4,229,600	1,947,200	1,717,600	4,081,600	2,672,600	2,844,200
VM Ireland	1,003,600	386,300	358,300	703,500	139,800	139,800
Total Consolidated Reportable Segments	5,233,200	2,333,500	2,075,900	4,785,100	2,812,400	2,984,000

Nonconsolidated Reportable Segments:
VMO2 JV	16,225,900	5,738,800	5,643,500	11,662,300	15,639,600	36,013,300
VodafoneZiggo JV(ii)	7,603,600	3,339,700	3,048,900	7,506,400	5,319,900	5,580,500

	Subscriber Variance Table — June 30, 2025 vs. March 31, 2025
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Organic Change Summary

Consolidated Reportable Segments:
Telenet	13,000	(8,200)	900	(30,300)	1,300	(9,500)
VM Ireland	3,200	(5,000)	(3,900)	(15,200)	2,200	2,200
Total Consolidated Reportable Segments	16,200	(13,200)	(3,000)	(45,500)	3,500	(7,300)

Q2 2025 Consolidated Reportable Segments Adjustments:
VM Ireland	(4,800)	—	—	—	—	—

Nonconsolidated Reportable Segments:
VMO2 JV	1,400	(51,300)	(51,400)	(280,000)	(73,600)	394,900
VodafoneZiggo JV(ii)	13,200	(35,700)	(27,500)	(113,900)	(8,400)	(22,400)

	Subscriber Variance Table — June 30, 2025 vs. June 30, 2024
	Homes Passed	Fixed-Line Customer Relationships	Broadband Subscribers	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(i)

Organic Change Summary

Consolidated Reportable Segments:
Telenet	102,900	(32,900)	(2,000)	(149,700)	(3,400)	(45,900)
VM Ireland	14,500	(11,100)	(7,100)	(55,300)	4,200	4,200
Total Consolidated Reportable Segments	117,400	(44,000)	(9,100)	(205,000)	800	(41,700)

Consolidated Reportable Segments Adjustments:
Telenet	(75,700)	—	—	—	—	—
VM Ireland	(4,800)	—	—	—	—	—

Nonconsolidated Reportable Segments:
VMO2 JV	16,200	(72,400)	(67,200)	(843,400)	(196,100)	391,300
VodafoneZiggo JV(ii)	54,100	(146,500)	(109,100)	(491,100)	23,800	(35,000)

Nonconsolidated Reportable Segments Adjustments:
VMO2 JV	—	—	—	—	(34,500)	(34,500)
VodafoneZiggo JV	—	—	(3,000)	(3,000)	—	—

Footnotes for Operating Data and Subscriber Variance Tables:

(i)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections, including Smart Metering contract connections. The mobile subscriber count presented above for the VMO2 JV excludes wholesale mobile connections of approximately 10,151,900 that are included in the total mobile subscriber count as defined and presented by the VMO2 JV.
(ii)Fixed-line counts for the VodafoneZiggo JV include certain B2B customers and subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with broadband, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Bond Update by Credit Silo

VMO2 Credit Update
Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2025	2024

Footprint
Homes Serviceable	18,535,800	17,489,000
Homes Serviceable net additions (QoQ)	114,900	295,300

Fixed
Fixed-Line Customer Relationships	5,738,800	5,811,200
Organic Fixed-Line Customer Relationship net losses (QoQ)	(51,300)	(13,600)
Organic Fixed-Line Customer Relationship net additions (losses) (YoY)	(72,400)	19,500

Broadband Subscribers	5,643,500	5,710,700
Organic Broadband net losses (QoQ)	(51,400)	(12,200)
Organic Broadband net additions (losses) (YoY)	(67,200)	43,400

Q2 Monthly ARPU per Fixed-Line Customer Relationship	£48.51	£48.49

Mobile
Postpaid Mobile Subscribers(i)	15,639,600	15,870,200
Organic Postpaid Mobile net losses (QoQ)(i)	(73,600)	(118,400)
Organic Postpaid Mobile net losses (YoY)(i)	(196,100)	(112,000)

Q2 Monthly Consumer Postpaid ARPU	£18	£18

Convergence
Converged Households as % of Broadband RGUs	41.8%	43.3%
_______________

(i)Previously reported postpaid mobile subscribers figures have been restated. For more information regarding the VMO2 JV and the restatement, please visit its investor relations page.

Financial Results (in IFRS)11

	Three months ended			Six months ended
	June 30,		Increase/(decrease)	June 30,		Increase/(decrease)
	2025	2024		2025	2024
	in millions, except % amounts

Revenue
Mobile	£1,385.0	£1,398.1	(0.9%)	£2,732.8	£2,760.8	(1.0%)
Handset	273.0	288.0	(5.2%)	545.7	579.9	(5.9%)
Fixed	956.3	972.9	(1.7%)	1,894.8	1,904.5	(0.5%)
Consumer Fixed	857.1	864.8	(0.9%)	1,695.5	1,687.7	0.5%
Subscription	838.8	846.6	(0.9%)	1,658.6	1,654.3	0.3%
Other	18.3	18.2	0.5%	36.9	33.4	10.5%
B2B Fixed	99.2	108.1	(8.2%)	199.3	216.8	(8.1%)
Other	185.5	302.7	(38.7%)	379.3	597.2	(36.5%)
Total revenue	£2,526.8	£2,673.7	(5.5%)	£5,006.9	£5,262.5	(4.9%)

Adjusted EBITDA	£984.2	£987.8	(0.4%)	£1,898.3	£1,913.5	(0.8%)

P&E Additions	£532.7	£500.5		£1,031.0	£1,071.9
ROU asset additions	38.4	62.5		68.9	138.6
Total P&E Additions including ROU asset additions	£571.1	£563.0	1.4%	£1,099.9	£1,210.5	(9.1%)
P&E Additions as a % of revenue	21.1%	18.7%		20.6%	20.4%

Adjusted EBITDA less Total P&E Additions	£413.1	£424.8	(2.8%)	£798.4	£703.0	13.6%

Adjusted FCF	£158.3	£435.9		£(727.1)	£(302.8)

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The borrowing currency and pound sterling equivalent of the nominal amounts of VMED O2’s consolidated third-party debt, lease obligations and cash and cash equivalents is set forth below:

	June 30,		March 31,
	2025		2025
	Borrowing currency	£ equivalent
	in millions
Senior and Senior Secured Credit Facilities:
Term Loan N (Term SOFR + 2.50%) due 2028	$2,804.5	£2,044.8	£2,172.9
Term Loan O (EURIBOR + 2.50%) due 2029	€750.0	643.3	628.2
Term Loan Q (Term SOFR + 3.25%) due 2029	$1,300.0	947.9	1,007.2
Term Loan R (EURIBOR + 3.25%) due 2029	€750.0	643.3	628.2
Term Loan X1 (SONIA + 3.25%) due 2029	£3.7	3.7	750.0
Term Loan AC2 (SONIA + 3.25%) due 2030	£746.3	746.3	—
Term Loan Y (Term SOFR + 3.25%) due 2031	$1,750.0	1,276.0	1,355.8
Term Loan Z (EURIBOR + 3.50%) due 2031	€720.0	617.5	603.1
£54 million (equivalent) RCF (SONIA + 2.75%) due 2026	£—	—	—
£1,324 million (equivalent) RCF (SONIA + 2.75%) due 2029	£—	—	—
VM Financing Facilities (GBP equivalent)	£502.3	502.3	420.3
Total Senior and Senior Secured Credit Facilities		7,425.1	7,565.7
Senior Secured Notes:
5.00% GBP Senior Secured Notes due 2027	£—	—	90.4
5.50% USD Senior Secured Notes due 2029	$1,425.0	1,039.0	1,104.0
5.25% GBP Senior Secured Notes due 2029	£340.0	340.0	340.0
4.00% GBP Senior Secured Notes due 2029	£600.0	600.0	600.0
4.25% GBP Senior Secured Notes due 2030	£635.0	635.0	635.0
4.50% USD Senior Secured Notes due 2030	$915.0	667.2	708.9
4.125% GBP Senior Secured Notes due 2030	£480.0	480.0	480.0
3.25% EUR Senior Secured Notes due 2031	€950.0	814.8	795.7
4.25% USD Senior Secured Notes due 2031	$1,350.0	984.4	1,045.9
4.75% USD Senior Secured Notes due 2031	$1,400.0	1,020.8	1,084.6
4.50% GBP Senior Secured Notes due 2031	£675.0	675.0	675.0
7.75% USD Senior Secured Notes due 2032	$750.0	546.9	581.1
5.625% EUR Senior Secured Notes due 2032	€600.0	514.6	502.6
Total Senior Secured Notes		8,317.7	8,643.2
Senior Notes:
5.00% USD Senior Notes due 2030	$925.0	674.5	716.6
3.75% EUR Senior Notes due 2030	€500.0	428.8	418.8
Total Senior Notes		1,103.3	1,135.4
Vendor financing(i)		2,927.2	2,999.8
Share of CTIL debt(i)		262.5	202.5
Other debt		312.6	318.3
Lease obligations(i)		917.7	920.6
Total third-party debt and lease obligations		21,266.1	21,785.5
Unamortized premiums, discounts, deferred financing costs and fair value adjustments, net		(18.0)	(11.2)
Total carrying amount of third-party debt and lease obligations		21,248.1	21,774.3
Cash and cash equivalents		(506.2)	(294.3)
Net carrying amount of third-party debt and lease obligations		£20,741.9	£21,480.0
Exchange rate (€ to £)		1.1660	1.1939
Exchange rate ($ to £)		1.3715	1.2908
_______________

(i)Amounts presented on an IFRS basis, consistent with bondholder covenants.

Capital Structure
•At June 30, 2025, the blended fully-swapped debt borrowing cost was 5.3% and the average tenor of third-party debt (excluding vendor financing and certain other obligations) was 4.8 years
•In June, £746.3 million of the £750.0 million Term Loan X1 facility was refinanced into a new facility, Term Loan AC2 due 2030. In July, the remaining £3.7 million of Term Loan X1 was refinanced into Term Loan AC2
•In July, VMO2 completed a €500 million private tap of the green EUR 5.625% 2032 Senior Secured Notes. The instrument matures in April 2032 and bears a 5.625% annual coupon, with proceeds used to refinance existing debt
•In July, VMO2 completed a tender and exchange offer relating to Term Loan N due 2028, with $173.5 million of Term Loan N purchased for cash at par and canceled, and $330.2 million of Term Loan N exchanged into Term Loan Y due 2031
•In July, VMO2 also prepaid $347.5 million of Term Loan N, using the excess proceeds from the above mentioned transactions
•At June 30, 2025, VMO2 had maximum undrawn commitments of £1,378.0 million equivalent

Covenant Debt Information
The following table details the pound sterling equivalents of the reconciliation from VMO2’s consolidated third-party debt and lease obligations to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The pound sterling equivalents presented below are based on exchange rates that were in effect as of June 30, 2025 and March 31, 2025. These amounts are based on IFRS covenants and presented for illustrative purposes only, and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2025	2025
	in millions

Total third-party debt and lease obligations (£ equivalent)	£21,266.1	£21,785.5
Vendor financing	(2,847.2)	(2,917.5)
Other debt	(312.6)	(318.3)
Cornerstone debt	(262.5)	(202.5)
Credit Facility Excluded Amount	(987.4)	(997.6)
Lease obligations	(917.7)	(920.6)
Projected principal-related cash payments associated with our cross-currency derivative instruments	863.5	373.8
Total covenant amount of third-party gross debt	16,802.2	16,802.8
Cash and cash equivalents(i)	(407.7)	(257.7)
Total covenant amount of third-party net debt	£16,394.5	£16,545.1
_______________
(i)Excludes cash and cash equivalents that are held outside the covenant group.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on a last two quarters annualized basis as of June 30, 2025.

Net Senior Debt to Annualized Adjusted EBITDA	3.84x
Net Total Debt to Annualized Adjusted EBITDA	4.15x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing, CTIL net debt and lease obligations) to Annualized Adjusted EBITDA	5.53x

VodafoneZiggo Credit Update
Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2025	2024

Footprint
Homes Passed	7,603,600	7,549,500
Organic Homes Passed net additions (QoQ)	13,200	16,300
Organic Homes Passed net additions (YoY)	54,100	111,200

Fixed
Fixed-Line Customer Relationships	3,339,700	3,486,200
Organic Fixed-Line Customer Relationship net losses (QoQ)	(35,700)	(31,600)
Organic Fixed-Line Customer Relationship net losses (YoY)	(146,500)	(152,600)

Broadband Subscribers	3,048,900	3,161,000
Organic Broadband net losses (QoQ)	(27,500)	(22,600)
Organic Broadband net losses (YoY)	(109,100)	(106,500)

Q2 Monthly ARPU per Fixed-Line Customer Relationship	€56	€55

Mobile
Postpaid Mobile Subscribers	5,319,900	5,296,100
Organic Postpaid Mobile net additions (QoQ)	(8,400)	(18,400)
Organic Postpaid Mobile net additions (YoY)	23,800	72,800

Q2 Monthly Consumer Postpaid ARPU	€18	€19

Convergence
Converged Households as % of Broadband RGUs	49.6%	48.5%

Financial Results (in U.S. GAAP)

	Three months ended			Six months ended
	June 30,		Increase/(decrease)	June 30,		Increase/(decrease)
	2025	2024(i)		2025	2024(i)
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€467.4	€489.3	(4.5%)	€945.3	€985.4	(4.1%)
Non-subscription	1.7	3.1	(45.2%)	3.4	6.2	(45.2%)
Total residential fixed revenue	469.1	492.4	(4.7%)	948.7	991.6	(4.3%)
Residential mobile revenue:
Subscription	178.6	180.5	(1.1%)	356.6	360.9	(1.2%)
Non-subscription	60.3	61.5	(2.0%)	122.8	125.5	(2.2%)
Total residential mobile revenue	238.9	242.0	(1.3%)	479.4	486.4	(1.4%)
Total residential revenue	708.0	734.4	(3.6%)	1,428.1	1,478.0	(3.4%)
B2B fixed revenue:
Subscription	143.1	140.6	1.8%	284.8	280.5	1.5%
Non-subscription	1.7	2.3	(26.1%)	3.4	4.3	(20.9%)
Total B2B fixed revenue	144.8	142.9	1.3%	288.2	284.8	1.2%
B2B mobile revenue:
Subscription	96.3	100.5	(4.2%)	191.7	204.0	(6.0%)
Non-subscription	29.0	28.5	1.8%	58.1	58.4	(0.5%)
Total B2B mobile revenue	125.3	129.0	(2.9%)	249.8	262.4	(4.8%)
Total B2B revenue	270.1	271.9	(0.7%)	538.0	547.2	(1.7%)
Other revenue	11.8	7.6	55.3%	22.9	14.8	54.7%
Total revenue	€989.9	€1,013.9	(2.4%)	€1,989.0	€2,040.0	(2.5%)

Adjusted EBITDA	€438.0	€481.7	(9.1%)	€877.7	€959.8	(8.6%)

P&E Additions	€201.3	€236.7	(15.0%)	€397.8	€462.1	(13.9%)
P&E Additions as a % of revenue	20.3%	23.3%		20.0%	22.7%

Adjusted EBITDA less P&E Additions	€236.7	€245.0	(3.4%)	€479.9	€497.7	(3.6%)

Adjusted FCF	€32.3	€115.2		€12.7	€50.6
_______________

(i)Certain revenue amounts have been reclassified to conform to 2025 presentation.

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The borrowing currency and euro equivalent of the nominal amounts of VodafoneZiggo's consolidated third-party debt, finance lease obligations and cash and cash equivalents is set forth below:

	June 30,		March 31,
	2025		2025
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan I (Term SOFR + 2.50%) USD due 2028	$2,525.0	€2,146.7	€2,335.5
Term Loan H (EURIBOR + 3.00%) due 2029	€2,250.0	2,250.0	2,250.0
Financing Facility		2.7	3.3
€25.0 million Ziggo Revolving Facility G1 EUR due 2026		—	—
€775.0 million Ziggo Revolving Facility G2 EUR due 2029		—	—
Total Credit Facilities		4,399.4	4,588.8
Senior Secured Notes:
4.875% USD Senior Secured Notes due 2030	$991.0	842.5	916.6
2.875% EUR Senior Secured Notes due 2030	€502.5	502.5	502.5
5.00% USD Senior Secured Notes due 2032	$1,525.0	1,296.5	1,410.5
3.50% EUR Senior Secured Notes due 2032	€750.0	750.0	750.0
Total Senior Secured Notes		3,391.5	3,579.6
Senior Notes:
3.375% EUR Senior Notes due 2030	€900.0	900.0	900.0
5.125% USD Senior Notes due 2030	$500.0	425.1	462.5
6.125% EUR Senior Notes due 2032	€575.0	575.0	575.0
Total Senior Notes		1,900.1	1,937.5
Vendor financing		999.5	999.6
Finance lease obligations		26.3	27.2
Total third-party debt and finance lease obligations		10,716.8	11,132.7
Unamortized premiums, discounts and deferred financing costs, net		(21.7)	(23.2)
Total carrying amount of third-party debt and finance lease obligations		10,695.1	11,109.5
Cash and cash equivalents		(140.6)	(144.1)
Net carrying amount of third-party debt and finance lease obligations		€10,554.5	€10,965.4

Exchange rate ($ to €)		1.1763	1.0812

Capital Structure
•At June 30, 2025, the blended fully-swapped debt borrowing cost was 3.9% and the average tenor of third-party debt (excluding vendor financing obligations) was approximately 4.6 years
•At June 30, 2025, VodafoneZiggo had maximum undrawn commitments of €800 million under its Revolving Facilities

Covenant Debt Information

The following table details the euro equivalent of the reconciliation from VodafoneZiggo's consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2025 and March 31, 2025. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2025	2025
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€10,716.8	€11,132.7
Vendor financing	(999.5)	(999.6)
Finance lease obligations	(26.3)	(27.2)
Credit Facility Excluded Amount	(459.7)	(460.2)
Projected principal-related cash receipts associated with our cross-currency derivative instruments	(54.8)	(458.2)
Total covenant amount of third-party gross debt	9,176.5	9,187.5
Cash and cash equivalents(i)	(34.3)	(28.0)
Net carrying amount of third-party debt	€9,142.2	€9,159.5
_______________

(i)Excludes the cash that is related to the unutilized portion of the Vendor Finance Note facility of €40.9 million and €40.9 million, respectively, as well as cash that is held outside the covenant group, amounting to €65.4 million and €75.2 million, respectively.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on a last two quarters annualized basis as of June 30, 2025.

Net Senior Debt to Annualized Adjusted EBITDA	3.94x
Net Total Debt to Annualized Adjusted EBITDA	4.97x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing) to Annualized Adjusted EBITDA	5.77x

Telenet Credit Update
Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2025	2024

Footprint
Homes Passed	4,229,600	4,202,400
Organic Homes Passed net additions (QoQ)	13,000	1,800
Organic Homes Passed net additions (YoY)	102,900	23,800

Fixed
Fixed-Line Customer Relationships	1,947,200	1,980,100
Organic Fixed-Line Customer Relationship net losses (QoQ)	(8,200)	(12,500)
Organic Fixed-Line Customer Relationship net losses (YoY)	(32,900)	(61,100)

Broadband Subscribers	1,717,600	1,719,600
Organic Broadband net additions (losses) (QoQ)	900	(4,800)
Organic Broadband net losses (YoY)	(2,000)	(29,500)

Q2 Monthly ARPU per Fixed-Line Customer Relationship	€64.05	€62.12

Mobile
Postpaid Mobile Subscribers	2,672,600	2,676,000
Organic Postpaid Mobile net additions (losses) (QoQ)	1,300	(500)
Organic Postpaid Mobile net losses (YoY)	(3,400)	(3,400)

Q2 Monthly Consumer Postpaid ARPU	€16.01	€16.68

Convergence
Converged Households as % of Broadband RGUs	54.8%	53.1%

Financial Results (in IFRS)11

	Three months ended			Six months ended
	June 30,		Increase/(decrease)	June 30,		Increase/(decrease)
	2025	2024		2025	2024
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€309.2	€305.2	1.3%	€616.9	€610.3	1.1%
Non-subscription	3.7	2.7	37.0%	8.1	5.1	58.8%
Total residential fixed revenue	312.9	307.9	1.6%	625.0	615.4	1.6%
Residential mobile revenue:
Subscription	102.7	104.5	(1.7%)	205.1	208.6	(1.7%)
Non-subscription	31.2	37.6	(17.0%)	64.0	78.4	(18.4%)
Total residential mobile revenue	133.9	142.1	(5.8%)	269.1	287.0	(6.2%)
B2B revenue:
Subscription	95.0	95.1	(0.1%)	189.2	189.4	(0.1%)
Non-subscription	91.3	90.2	1.2%	181.9	176.6	3.0%
Total B2B revenue	186.3	185.3	0.5%	371.1	366.0	1.4%
Other revenue	72.8	66.1	10.1%	161.9	135.4	19.6%
Total revenue	€705.9	€701.4	0.6%	€1,427.1	€1,403.8	1.7%

Adjusted EBITDA	€341.5	€329.6	3.6%	€665.3	€644.5	3.2%

Adjusted EBITDAaL	€322.1	€309.8	4.0%	€626.1	€606.2	3.3%

P&E Additions(i)	255.4	202.4		548.2	389.7
ROU asset additions	5.0	13.8		12.2	24.7
Total P&E Additions including ROU asset additions(i)	€260.4	€216.2	20.4%	€560.4	€414.4	35.2%
P&E Additions as a % of revenue	36.2%	28.9%		38.4%	27.8%

Adjusted EBITDA less Total P&E Additions(i)	€81.1	€113.4	(28.5%)	€104.9	€230.1	(54.4%)

Adjusted FCF	€(2.6)	€125.5		€(37.6)	€138.3
_______________

(i)Includes amounts capitalized as intangible assets related to sports and film broadcasting rights.

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The borrowing currency and euro equivalent of the nominal amounts of Telenet's consolidated third-party debt, lease obligations and cash and cash equivalents is set forth below:

	June 30,		March 31,
	2025		2025
	Borrowing currency	€ equivalent
	in millions

2025 Amended Senior Credit Facility
Term Loan AR (Term SOFR 1-month + 2.11%) USD due 2028	$2,295.0	€1,951.1	€2,122.7
Term Loan AT1 (EURIBOR + 3.00%) EUR due 2028	€390.0	390.0	390.0
Term Loan AQ (EURIBOR + 2.25%) EUR due 2029	€1,110.0	1,110.0	1,110.0
Term Loan AU (EURIBOR + 3.00%) EUR due 2033	€500.0	500.0	500.0
€600.0 million Revolving Credit Facility B (EURIBOR + 2.25%) due 2029	€—	—	—
Total Senior Credit Facility		3,951.1	4,122.7
Senior Secured Notes
5.50% USD Senior Secured Notes due 2028	$1,000.0	850.2	925.0
3.50% EUR Senior Secured Notes due 2028	€540.0	540.0	540.0
Total Senior Secured Notes		1,390.2	1,465.0
Other
Lease obligations(i)		618.2	625.1
Mobile spectrum		369.6	367.2
Vendor financing		327.0	342.1
Other debt		234.3	242.9
€20.0 million Revolving Credit Facility (EURIBOR + 2.25%) due 2026		—	—
€25.0 million Overdraft Facility (EURIBOR + 1.60%) due 2026		—	—
Total third-party debt and lease obligations		6,890.4	7,165.0
Deferred financing fees, discounts and premiums, net		(11.0)	(15.8)
Total carrying amount of third-party debt and lease obligations		6,879.4	7,149.2
Cash and cash equivalents		(1,023.7)	(1,035.9)
Net carrying amount of third-party debt and lease obligations		€5,855.7	€6,113.3

Exchange rate ($ to €)		1.1763	1.0812
_______________

(i)Amounts presented on an IFRS basis, consistent with bondholder covenants.

Capital Structure
•At June 30, 2025, the blended fully-swapped debt borrowing cost was 3.8% and the average tenor of third-party debt (excluding vendor financing and certain other obligations) was approximately 3.5 years
•At June 30, 2025, Telenet had access to total liquidity of €1,668.7 million, consisting of €1,023.7 million cash and cash equivalents and €645.0 million of undrawn commitments under revolving credit facilities

Covenant Debt Information
The following table details the euro equivalent of the reconciliation from Telenet's consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2025 and March 31, 2025. These amounts are based on IFRS covenants and presented for illustrative purposes only, and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2025	2025
	in millions

Total third-party debt and lease obligations (€ equivalent)	€6,890.4	€7,165.0
Lease obligations	(618.2)	(625.1)
Mobile spectrum	(369.6)	(367.2)
Vendor financing	(327.0)	(342.1)
Other debt	(234.3)	(242.9)
Credit Facility Excluded Amount	(400.0)	(400.0)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	123.0	(123.4)
Total covenant amount of third-party gross debt	5,064.3	5,064.3
Cash and cash equivalents(i)	(1,015.1)	(1,034.9)
Total covenant amount of third-party net debt	€4,049.2	€4,029.4
_______________

(i)Excludes cash and cash equivalents that are held outside the covenant group.

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA and Adjusted EBITDAaL, as defined under covenants, on a last two quarters annualized basis as of June 30, 2025.

Net Total Debt to Annualized Adjusted EBITDA	3.06x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing) to Annualized Adjusted EBITDA	3.61x
Net Total Debt (excluding Credit Facility Excluded Amount and including vendor financing, mobile spectrum and other debt) to Annualized Adjusted EBITDAaL	4.32x

A Statement of Financial Position, Statement of Profit or Loss and Other Comprehensive Income and Statement of Cash Flows for Telenet can be found in the investor toolkit on the Telenet investor relations page.

VM Ireland Credit Update
Operating Statistics Summary

	As of and for the three months ended
	June 30,
	2025	2024

Footprint
Homes Passed	1,003,600	993,900
Organic Homes Passed net additions (QoQ)	3,200	6,800
Organic Homes Passed net additions (YoY)	14,500	15,400

Fixed
Fixed-Line Customer Relationships	386,300	397,400
Organic Fixed-Line Customer Relationship net losses (QoQ)	(5,000)	(4,100)
Organic Fixed-Line Customer Relationship net losses (YoY)	(11,100)	(14,400)

Broadband Subscribers	358,300	365,400
Organic Broadband net losses (QoQ)	(3,900)	(2,800)
Organic Broadband net losses (YoY)	(7,100)	(10,200)

Q2 Monthly ARPU per Fixed-Line Customer Relationship	€61.03	€62.04

Mobile
Postpaid Mobile Subscribers	139,800	135,600
Organic Postpaid Mobile net additions (QoQ)	2,200	1,400
Organic Postpaid Mobile net additions (losses) (YoY)	4,200	(4,200)

Q2 Monthly Consumer Postpaid ARPU	€19.38	€20.89

Convergence
Converged Households as % of Broadband RGUs	8.6%	9.0%

Financial Results (in U.S. GAAP)

	Three months ended			Six months ended
	June 30,		Increase/(decrease)	June 30,		Increase/(decrease)
	2025	2024		2025	2024
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€68.2	€71.3	(4.3%)	€137.1	€143.3	(4.3%)
Non-subscription	0.4	0.6	(33.3%)	0.8	1.1	(27.3%)
Total residential fixed revenue	68.6	71.9	(4.6%)	137.9	144.4	(4.5%)
Residential mobile revenue:
Subscription	7.4	7.9	(6.3%)	14.9	15.9	(6.3%)
Non-subscription	1.9	2.0	(5.0%)	3.6	3.9	(7.7%)
Total residential mobile revenue	9.3	9.9	(6.1%)	18.5	19.8	(6.6%)
B2B revenue:
Subscription	3.1	3.1	—%	6.2	6.2	—%
Non-subscription	8.3	7.4	12.2%	15.8	13.9	13.7%
Total B2B revenue	11.4	10.5	8.6%	22.0	20.1	9.5%
Other revenue	18.9	19.2	(1.6%)	39.8	40.5	(1.7%)
Total revenue	€108.2	€111.5	(3.0%)	€218.2	€224.8	(2.9%)

Adjusted EBITDA	€36.5	€42.5	(14.1%)	€71.8	€79.3	(9.5%)

P&E Additions	€48.8	€38.7	26.1%	€89.4	€75.0	19.2%
P&E Additions as a % of revenue	45.1%	34.7%		41.0%	33.4%

Adjusted EBITDA less P&E Additions	€(12.3)	€3.8	(423.7%)	€(17.6)	€4.3	(509.3%)

Adjusted FCF	€(13.4)	€4.1		€(41.2)	€(16.6)

Third-Party Debt and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	June 30,		March 31,
	2025		2025
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.575%) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.825%) due 2027		—	—
Total Senior Credit Facilities		900.0	900.0
Deferred financing costs and discounts, net		(3.5)	(3.7)
Total carrying amount of third-party debt		896.5	896.3
Cash and cash equivalents		(11.7)	(11.9)
Net carrying amount of third-party debt		€884.8	€884.4

Capital Structure
•At June 30, 2025, the blended fully-swapped debt borrowing cost was 4.0% and the average tenor of third-party debt was approximately 4.0 years
•At June 30, 2025, VM Ireland had €100.0 million of undrawn commitments available

Covenant Debt Information

The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of June 30, 2025 and March 31, 2025. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	June 30,	March 31,
	2025	2025
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility Excluded Amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(11.7)	(11.9)
Total covenant amount of third-party net debt	€838.3	€838.1

Leverage ratios are set forth below. These ratios calculate Adjusted EBITDA, as defined under covenants, on a last twelve months basis as of June 30, 2025.

Net Total Debt to Annualized Adjusted EBITDA	5.37x
Net Total Debt (excluding Credit Facility Excluded Amount) to Annualized Adjusted EBITDA	5.69x

Appendix
Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our, our subsidiaries', and our joint ventures' strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Revenue and Rebased Revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, operating and capital expenses, property and equipment additions, Adjusted Free Cash Flow, Distributable Cash Flow and ARPU metrics; our operating companies' 2025 U.S. GAAP and IFRS financial guidance, including all updates to such guidance; our future strategies for maximizing and creating value for our shareholders, including any potential separations of our business or capital market or private transactions that we may undertake with respect to any of our businesses, including the timing, costs, and benefits to be derived therefore; the expected drivers of future operational and financial performance at our operating companies and our joint ventures; our, our affiliates' and our joint ventures' plans with respect to networks, products and services and the investments in such networks, products and services, including the new operating model at VodafoneZiggo; the planned fiber upgrade programs in the U.K. (including through nexfibre), Belgium and Ireland, including the timing of such upgrade programs; VMO2's acquisition of spectrum from Vodafone/3, as well as the timing, cost, sources of funding and benefits to be derived from such acquisition; VodafoneZiggo's new wholesale deal with Delta Fibre, including the timing of such transaction and the expected off-net homes to be included; the improved outlook for Liberty Corporate; Wyre's potential fixed network agreement with Proximus, including the expected approval thereof and the timing (including market tests), cost and benefits expected to be derived therefrom; the expected viewership of Formula E; our strategic plans for our Liberty Growth portfolio (previously referred to as the Ventures portfolio), including any expected capital rotation between investments and the proceeds to be received therefrom; our share repurchase program, including the amount of shares we intend to repurchase during the year; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position); our and our joint ventures' use of derivatives, the tenor and cost of our third-party debt, as well as the expected use of such debt proceeds and any anticipated additional borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ and joint ventures' services and their willingness to upgrade to our more advanced offerings; our, our affiliates’ and our joint ventures' ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us and our businesses as well as our customers; the effects of changes in laws or regulations, including as a result of the U.K.'s exit from the E.U.; trade wars or the threat of such trade wars; general economic factors; our, our affiliates’ and our joint ventures' ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our, our affiliates’ and our joint ventures' ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our, our affiliates’ and our joint ventures' video services and the costs associated with such programming; our, our affiliates’ and our joint ventures' ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates and joint ventures to access the cash of their respective subsidiaries, whether in a tax-efficient manner or at all; the impact of our operating companies', affiliates’ and joint ventures' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our, our affiliates’ and our joint ventures' ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions and upgrades; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K, Form 10-K/A and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program
Our share buyback plan for 2025 authorized the repurchase of up to 10% of our outstanding shares as of December 31, 2024. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for Liberty Global and other financial institutions with whom Liberty Global has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time and will terminate upon repurchasing the authorized limits unless further repurchase authorization is provided for.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a dynamic team of operators and investors generating and delivering shareholder value through the strategic management of three platforms — Liberty Telecom, Liberty Growth and Liberty Services.

Liberty Telecom is a world leader in converged broadband, video and mobile communications services, delivering next-generation products through advanced fiber and 5G networks. Liberty Telecom currently provides approximately 80 million* connections through some of Europe’s best-known consumer brands, including Virgin Media O2 (VMO2) in the U.K., VodafoneZiggo in the Netherlands, Telenet in Belgium and Virgin Media in Ireland. With our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Telecom's consolidated businesses generate annual revenue of approximately $3.6 billion, while the VMO2 JV and the VodafoneZiggo JV generate combined annual revenue of more than $18 billion.**

Liberty Growth invests, grows and rotates capital into scalable businesses across the technology, media/content, sports and infrastructure industries with a portfolio of approximately 70 companies and various funds, including stakes in companies like ITV, Televisa Univision, Plume, EdgeConneX and AtlasEdge, as well as our controlling interest in the Formula E racing series. Liberty Services delivers innovative technology and finance services, generating approximately $600 million in revenue.***

Telenet, the VMO2 JV and the VodafoneZiggo JV deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks.

*    Represents aggregate consolidated and 50% owned nonconsolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV. Telenet, the VMO2 JV and the VodafoneZiggo JV deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks.

**    Revenue figures above are provided based on full year 2024 Liberty Global consolidated results and the combined as reported full year 2024 results for the VodafoneZiggo JV and full year 2024 U.S. GAAP results for the VMO2 JV.

***Represents full year 2024 revenue of Liberty Services, substantially all of which is derived from our consolidated businesses and nonconsolidated JVs.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Bill Myers +1 303 220 6686
Lewis Chong +44 7927 583187        Matt Beake +44 20 8483 6428

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2025, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and six months ended June 30, 2024 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E Additions to the same extent these entities are included in our results for the three and six months ended June 30, 2025, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E Additions of entities disposed of to the same extent these entities are excluded in our results for the three and six months ended June 30, 2025, (iii) include in our rebased amounts the impact to revenue and Adjusted EBITDA of activity between our continuing and discontinued operations related to the Tech Framework that previously eliminated within our consolidated results, (iv) include in our rebased amounts the revenue and costs for the temporary elements of transitional and other services provided to iliad, Vodafone, Deutsche Telekom and Sunrise, to reflect amounts related to these services equal to those included in our results for the three and six months ended June 30, 2025 and (v) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2025. For entities we have acquired during 2024, we have reflected the revenue, Adjusted EBITDA and P&E Additions of these acquired entities in our 2024 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebase growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebase growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to 2024 amounts (i) for our consolidated continuing operations and (ii) for the nonconsolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended June 30, 2024			Six months ended June 30, 2024
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Continuing Operations:
Telenet:
Foreign currency	$39.4	$16.8	$5.8	$17.2	$7.5	$2.2
VM Ireland:
Foreign currency	6.5	2.6	0.4	2.8	1.4	0.4
Other:
Acquisitions and dispositions(i)	131.8	0.3	(9.5)	308.5	45.9	28.3
Foreign currency	11.5	(0.5)	0.4	6.2	(0.3)	0.5
Total consolidated continuing operations	$189.2	$19.2	$(2.9)	$334.7	$54.5	$31.4

Nonconsolidated JVs:
VMO2 JV(ii):
Foreign currency	$196.1	$64.7	$31.4	$173.5	$57.5	$24.4

VodafoneZiggo JV(ii):
Foreign currency	$59.1	$27.6	$14.1	$25.5	$12.3	$6.1
_______________
(i)In addition to our acquisitions and dispositions, these rebase adjustments include amounts related to agreements to provide transitional and other services to iliad, Vodafone, Deutsche Telekom and Sunrise. These adjustments result in an equal amount of fees in both the 2025 and 2024 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VMO2 JV's and the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VMO2 JV and the VodafoneZiggo JV.

Property and Equipment Additions and Capital Expenditures
The table below reconciles the property and equipment additions of our continuing operations for the indicated periods to the capital expenditures that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions, except % amounts

Total consolidated property and equipment additions	$325.2	$240.4	$610.8	$461.4
Reconciliation of property and equipment additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(11.5)	(11.0)	(32.1)	(41.6)
Assets acquired under finance leases	—	(0.1)	—	(0.6)
Changes in current liabilities related to capital expenditures	5.6	(44.3)	(16.1)	(28.1)
Total capital expenditures, net(ii)	$319.3	$185.0	$562.6	$391.1

Property and equipment additions as % of revenue	25.6%	22.7%	25.0%	21.5%
_______________

(i)Amounts exclude related VAT of $1.6 million and $0.9 million for the three months ended June 30, 2025 and 2024, respectively, and $4.8 million and $5.3 million for the six months ended June 30, 2025 and 2024, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Foreign Currency Information

The following table presents the relationships between the primary currencies of the countries in which we operate and the U.S. dollar, which is our reporting currency, per one U.S. dollar:

	June 30, 2025	December 31, 2024

Spot rates:
Euro	0.8502	0.9663
British pound sterling	0.7292	0.7988

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024

Average rates:
Euro	0.8817	0.9289	0.9159	0.9250
British pound sterling	0.7488	0.7922	0.7712	0.7904

Footnotes
1Amounts exclude SMAs and include our consolidated investments in Slovakia, Egg and Formula E. Amounts also reflect fair value adjustments for certain investments that have a higher estimated fair value than reported book value. Includes listed stakes in ITV and Lionsgate.
2Includes our top five investments and Tech portfolio.
3On an as guided basis. Guidance basis revenue excludes handset revenue and nexfibre construction revenue. Guidance basis Adjusted EBITDA excludes nexfibre construction impacts.
4Telenet guidance presented on an IFRS basis. US GAAP guidance for Telenet is broadly the same as their separate IFRS guidance. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) for Telenet Adjusted EBITDAaL and Liberty Services & Corporate Adjusted EBITDA cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including: the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss from continuing operations. The items we do not forecast may vary significantly from period to period.
5Consolidated intercompany eliminations amounts for the six months ended June 30, 2024 within the Financial Highlights tables primarily relate to (i) revenue and Adjusted EBITDA within our T&I Function of ($63 million) and ($44 million), respectively, related to Tech Framework revenues and eliminations with Sunrise prior to the Spin-off and (ii) transactions between our continuing and discontinued operations. For additional information on the Tech Framework, see the Glossary.
6Amounts within the Financial Highlights tables reflect 100% of the 50:50 nonconsolidated VMO2 JV and VodafoneZiggo JV.
7Includes homes passed by the nexfibre partner network, which the VMO2 JV has access to and acts as the anchor tenant.
8This release includes the actual U.S. GAAP results for the VMO2 JV for the three and six months ended June 30, 2025 and 2024. The commentary and YoY growth rates presented in this release are shown on a rebased basis. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q2 earnings release.
9Rebase growth rates included in this release are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. See the Rebase Information section for more information on rebased growth.
10Includes opex costs to capture of $5 million and capex costs to capture of $18 million, as applicable.
11See Reconciliations section of the Appendix below for applicable non-GAAP reconciliations.
12VMO2 guidance presented on an IFRS basis as guided by the VMO2 JV. US GAAP guidance for the VMO2 JV cannot be provided without unreasonable efforts, as the VMO2 JV reports under IFRS and does not have U.S. GAAP forecasts for all components of their IFRS guidance.
13VodafoneZiggo Adjusted FCF excludes financing and investing cash flows related to potential acquisitions and mobile spectrum auction fees.
14For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, debt collateralized by certain trade receivables of Telenet and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2029 or thereafter includes all of these amounts.
15Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
16Our aggregate unused borrowing capacity of $0.9 billion represents the maximum availability under the applicable facilities at June 30, 2025 without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant June 30, 2025 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available under each of the respective subsidiary facilities. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to June 30, 2025, or the full impact of additional amounts that may be available to borrow, loan or distribute under certain defined baskets within each respective facility.

Glossary
See Reconciliations section of the Appendix below for applicable non-GAAP reconciliations.

10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA of our Liberty Growth strategic platform and our Liberty Services strategic platform, together with our corporate functions, are each non-GAAP measures. These non-GAAP measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less P&E Additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures, including capitalized software, on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Net cash provided by operating activities of our continuing operations includes cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions of $1.1 million and $5.9 million during the six months ended June 30, 2025 and 2024, respectively.

For purposes of the statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When the financing intermediary is paid, a financing cash outflow is recorded in the statements of cash flows. For purposes of Adjusted FCF, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

•VodafoneZiggo Adjusted FCF: VodafoneZiggo defines Adjusted FCF as net cash provided by operating activities, plus (i) operating-related vendor financed expenses (which represents an increase in the period to actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities) and (ii) interest payments on shareholder loans, less (a) cash payments in the period for capital expenditures (excluding spectrum payments), (b) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (c) principal payments on finance leases (which represents a decrease in the period to actual cash available).

We believe our presentation of Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF, Distributable Cash Flow and VodafoneZiggo Adjusted FCF may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Consumer Postpaid Mobile Subscriber: Our ARPU per consumer postpaid mobile subscriber calculation refers to the average monthly postpaid mobile subscription revenue per average consumer postpaid mobile subscriber and is calculated by dividing the average monthly postpaid mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of consumer postpaid mobile subscribers in service for the period.

Blended, fully-swapped debt borrowing cost (or WACD): The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

Broadband Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

B2B: Business-to-Business.

Costs to capture: Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital-related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration-related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our broadband, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Homes Serviceable: As defined by VMO2, this includes homes, residential multiple dwelling units or commercial units that can be connected to VMO2's networks that are technologically capable of providing two-way services (including broadband, video and telephony services) or partner networks with which VMO2 has a service agreement, where customers can request and receive services, without materially extending the distribution plant. Certain of VMO2's Homes Serviceable counts are based on census data that can change based on either revisions to the data or from new census results.

Liberty Growth: Represents certain investments in technology, media, sports and digital infrastructure companies that we view as scalable businesses. Our Liberty Growth strategic platform is included in the "all other category" in the 10-Q.

Liberty Services & Corporate: Includes our Liberty Services strategic platform and certain corporate activities, each of which is included in the “all other category” in the 10-Q. While certain of these functions provide services to investments included in our Liberty Growth strategic platform, we have not allocated these costs or cash flows in our internal management reporting or external disclosures.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of three months and nine months, respectively.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately a Broadband Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Broadband, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled broadband, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Tech Framework: Our centrally-managed technology and innovation function (our T&I Function) provides, and allocates charges for, certain products and services to our consolidated reportable segments (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. Our consolidated reportable segments capitalize the combined cost of the CPE hardware and essential software as property and equipment additions and the corresponding amounts charged by our T&I Function are reflected as revenue when earned.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

Non-GAAP Reconciliations
VMO2

Adjusted EBITDA, P&E Additions, Adjusted EBITDA less P&E Additions

The following table provides U.S. GAAP to IFRS reconciliations of VMO2's Adjusted EBITDA, P&E Additions and Adjusted EBITDA less P&E Additions for the indicated periods.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	in millions

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	£878.4	£897.0	£1,729.9	£1,743.6
U.S. GAAP/IFRS adjustments(i)	105.8	90.8	168.4	169.9
IFRS Adjusted EBITDA	£984.2	£987.8	£1,898.3	£1,913.5

P&E Additions:
U.S. GAAP P&E Additions	£504.8	£464.4	£976.2	£1,005.2
U.S. GAAP/IFRS adjustments(i)	66.3	98.6	123.7	205.3
IFRS P&E Additions	£571.1	£563.0	£1,099.9	£1,210.5

Adjusted EBITDA less P&E Additions:
U.S. GAAP Adjusted EBITDA less P&E Additions	£373.6	£432.6	£753.7	£738.4
U.S. GAAP/IFRS adjustments(i)	39.5	(7.8)	44.7	(35.4)
IFRS Adjusted EBITDA less P&E Additions	£413.1	£424.8	£798.4	£703.0
_______________
(i)U.S. GAAP/IFRS differences primarily relate to (a) the VMO2 JV's investment in CTIL and (b) leases.

Adjusted FCF

The following table provides a reconciliation of VMO2's U.S. GAAP net cash provided by operating activities to IFRS Adjusted FCF for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions

U.S. GAAP:
Net cash provided by operating activities	£728.5	£760.7	£651.2	£875.5
Operating-related vendor financing additions	776.6	899.6	1,306.2	1,818.2
Cash capital expenditures, net	(237.1)	(152.9)	(453.6)	(418.7)
Principal payments on operating-related vendor financing	(832.1)	(733.9)	(1,644.2)	(1,890.5)
Principal payments on capital-related vendor financing	(279.9)	(345.3)	(625.7)	(719.4)
Principal payments on finance leases	(0.2)	—	(1.2)	(0.1)
U.S. GAAP Adjusted FCF	155.8	428.2	(767.3)	(335.0)

IFRS:
U.S. GAAP/IFRS adjustments(i)	2.5	7.7	40.2	32.2
IFRS Adjusted FCF	£158.3	£435.9	£(727.1)	£(302.8)
_______________
(i)U.S. GAAP/IFRS differences relate to the VMO2 JV's investment in CTIL.

VodafoneZiggo

Adjusted FCF

The following table provides a reconciliation of VodafoneZiggo's net cash provided by operating activities to Adjusted FCF for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions

Net cash provided by operating activities	€219.4	€353.5	€397.1	€530.3
Operating-related vendor financing additions	220.6	214.2	430.2	379.5
Interest payments on shareholder loans	25.5	25.4	50.7	50.9
Cash capital expenditures, net	(106.0)	(123.6)	(242.7)	(313.6)
Principal payments on operating-related vendor financing	(198.3)	(210.3)	(374.4)	(359.9)
Principal payments on capital-related vendor financing	(126.5)	(141.7)	(243.3)	(232.1)
Principal payments on finance leases	(2.4)	(2.3)	(4.9)	(4.5)
Adjusted FCF	€32.3	€115.2	€12.7	€50.6

Telenet

Adjusted EBITDA, Adjusted EBITDAaL, P&E Additions, Adjusted EBITDA less P&E Additions

The following table provides U.S. GAAP to IFRS reconciliations of Telenet's Adjusted EBITDA, Adjusted EBITDAaL, P&E Additions and Adjusted EBITDA less P&E Additions for the indicated periods.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	in millions

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	€297.8	€289.6	€584.2	€573.7
U.S. GAAP/IFRS adjustments(i)	43.7	40.0	81.1	70.8
IFRS Adjusted EBITDA	€341.5	€329.6	€665.3	€644.5

Adjusted EBITDAaL:
U.S. GAAP Adjusted EBITDAaL	€297.5	€289.3	€583.7	€573.2
U.S. GAAP/IFRS adjustments(i)	24.6	20.5	42.4	33.0
IFRS Adjusted EBITDAaL	€322.1	€309.8	€626.1	€606.2

P&E Additions:
U.S. GAAP P&E Additions	€237.4	€186.7	€471.1	€356.0
U.S. GAAP/IFRS adjustments(i)	23.0	29.5	89.3	58.4
IFRS P&E Additions	€260.4	€216.2	€560.4	€414.4

Adjusted EBITDA less P&E Additions:
U.S. GAAP Adjusted EBITDA less P&E Additions	€60.4	€102.9	€113.1	€217.7
U.S. GAAP/IFRS adjustments(i)	20.7	10.5	(8.2)	12.4
IFRS Adjusted EBITDA less P&E Additions	€81.1	€113.4	€104.9	€230.1
_______________
(i)U.S. GAAP/IFRS differences primarily relate to (a) the treatment of sports and film broadcasting rights and (b) leases.

Adjusted EBITDAaL

The following table provides a reconciliation of Telenet's U.S. GAAP Adjusted EBITDA to Adjusted EBITDAaL for the indicated periods.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	in millions

U.S. GAAP Adjusted EBITDA	€297.8	€289.6	€584.2	€573.7
Finance lease adjustments	(0.3)	(0.3)	(0.5)	(0.5)
U.S. GAAP Adjusted EBITDAaL	€297.5	€289.3	€583.7	€573.2

Adjusted FCF

The following table provides a reconciliation of Telenet's U.S. GAAP net cash provided by operating activities to IFRS Adjusted FCF for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions

U.S. GAAP:
Net cash provided by operating activities	€255.2	€265.1	€429.5	€441.2
Operating-related vendor financing additions	70.9	67.3	138.2	156.0
Cash capital expenditures, net	(231.0)	(134.5)	(416.0)	(269.3)
Principal payments on operating-related vendor financing	(79.5)	(56.6)	(161.5)	(146.8)
Principal payments on capital-related vendor financing	(18.0)	(15.5)	(27.3)	(42.2)
Principal payments on finance leases	(0.2)	(0.3)	(0.5)	(0.6)
U.S. GAAP Adjusted FCF	(2.6)	125.5	(37.6)	138.3

IFRS:
U.S. GAAP/IFRS adjustments	—	—	—	—
IFRS Adjusted FCF	€(2.6)	€125.5	€(37.6)	€138.3

VM Ireland

Adjusted FCF

The following table provides a reconciliation of VM Ireland's net cash provided by operating activities to Adjusted FCF for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions

Net cash provided by operating activities	€40.7	€38.6	€52.1	€57.0
Operating-related vendor financing additions	—	—	—	—
Cash capital expenditures, net	(54.1)	(34.5)	(93.3)	(73.6)
Principal payments on operating-related vendor financing	—	—	—	—
Principal payments on capital-related vendor financing	—	—	—	—
Principal payments on finance leases	—	—	—	—
Adjusted FCF	€(13.4)	€4.1	€(41.2)	€(16.6)

Liberty Global

Adjusted FCF

The following table provides a reconciliation of Liberty Global's continuing operations consolidated net cash provided by operating activities to consolidated Adjusted FCF and Distributable Cash Flow for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions

Net cash provided by operating activities of continuing operations	$149.2	$253.7	$278.4	$345.0
Operating-related vendor financing additions	80.4	73.2	151.6	170.6
Cash capital expenditures, net	(319.3)	(185.0)	(562.6)	(391.1)
Principal payments on operating-related vendor financing	(90.2)	(61.6)	(176.6)	(162.6)
Principal payments on capital-related vendor financing	(20.4)	(19.0)	(30.4)	(51.5)
Principal payments on finance leases	(0.9)	(0.7)	(2.8)	(1.6)
Adjusted FCF	(201.2)	60.6	(342.4)	(91.2)
Other affiliate dividends	—	—	—	—
Distributable Cash Flow	$(201.2)	$60.6	$(342.4)	$(91.2)

Adjusted EBITDA, P&E Additions, Adjusted EBITDA less P&E Additions

A reconciliation of consolidated earnings (loss) from continuing operations to consolidated Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions

Earnings (loss) from continuing operations	$(2,773.8)	$324.1	$(4,097.1)	$958.6
Income tax expense (benefit)	0.9	28.2	(69.1)	71.0
Other income, net	(33.1)	(76.5)	(52.5)	(112.9)
Gain on sale of All3Media	—	(242.9)	—	(242.9)
Share of results of affiliates, net	264.6	24.6	412.6	31.6
Losses on debt extinguishment, net	0.9	—	8.9	—
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	(55.3)	29.8	(111.1)	(83.3)
Foreign currency transaction losses (gains), net	2,089.9	(173.5)	3,170.9	(732.8)
Realized and unrealized losses (gains) on derivative instruments, net	406.0	(91.2)	570.7	(224.5)
Interest expense	129.5	144.4	257.0	289.9
Operating income (loss)	29.6	(33.0)	90.3	(45.3)
Impairment, restructuring and other operating items, net	5.5	4.5	3.8	38.1
Depreciation and amortization	250.8	282.7	483.0	505.4
Share-based compensation expense	49.4	43.4	82.8	82.4
Consolidated Adjusted EBITDA	335.3	297.6	659.9	580.6
P&E Additions	(325.2)	(240.4)	(610.8)	(461.4)
Consolidated Adjusted EBITDA less P&E Additions	$10.1	$57.2	$49.1	$119.2

A reconciliation of Liberty Growth loss from continuing operations to Adjusted EBITDA less P&E Additions is presented in the following table. Liberty Growth does not meet the reportable segment quantitative thresholds and is included in the "all other category" in the 10-Q.

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions

Loss from continuing operations	$(25.8)	$(3.1)	$(39.1)	$(7.8)
Income tax benefit	(12.3)	—	(11.9)	—
Other expense (income), net	3.9	(0.1)	4.1	—
Share of results of affiliates, net	(0.1)	—	(0.1)	—
Foreign currency transaction losses, net	1.0	—	2.1	—
Realized and unrealized losses on derivative instruments, net	0.9	—	1.5	—
Interest expense	9.1	1.0	16.6	2.0
Operating loss	(23.3)	(2.2)	(26.8)	(5.8)
Impairment, restructuring and other operating items, net	(0.3)	0.3	1.4	0.5
Depreciation and amortization	15.0	2.9	25.0	5.9
Share-based compensation expense	0.1	—	0.3	—
Liberty Growth Adjusted EBITDA	(8.5)	1.0	(0.1)	0.6
P&E Additions	(7.4)	(1.7)	(9.2)	(3.2)
Liberty Growth Adjusted EBITDA less P&E Additions	$(15.9)	$(0.7)	$(9.3)	$(2.6)

A reconciliation of Liberty Services, together with our corporate functions, earnings (loss) from continuing operations to Adjusted EBITDA less P&E Additions is presented in the following table. Liberty Services and our corporate functions do not meet the reportable segment quantitative thresholds and are each included in the "all other category" in the 10-Q.

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	in millions

Earnings (loss) from continuing operations	$(2,711.1)	$434.5	$(4,117.3)	$1,151.5
Income tax expense	5.8	15.7	6.6	18.5
Other income, net	(42.2)	(158.6)	(61.9)	(281.3)
Gain on sale of All3Media	—	(242.9)	—	(242.9)
Share of results of affiliates, net	264.5	25.1	412.0	31.6
Losses on debt extinguishment, net	0.9	—	0.9	—
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	(55.3)	29.9	(111.1)	(83.3)
Foreign currency transaction losses (gains), net	2,368.2	(197.5)	3,594.3	(836.7)
Realized and unrealized losses on derivative instruments, net	79.8	12.5	132.0	69.8
Interest expense	11.3	10.4	21.7	20.7
Operating loss	(78.1)	(70.9)	(122.8)	(152.1)
Impairment, restructuring and other operating items, net	(4.4)	(15.3)	(16.5)	(2.2)
Depreciation and amortization	15.9	26.1	32.4	34.6
Share-based compensation expense	41.1	34.2	68.8	63.5
Liberty Services & Corporate Adjusted EBITDA	(25.5)	(25.9)	(38.1)	(56.2)
P&E Additions	(3.1)	(5.3)	(7.3)	(11.2)
Liberty Services & Corporate Adjusted EBITDA less P&E Additions	$(28.6)	$(31.2)	$(45.4)	$(67.4)